                   [LETTERHEAD OF A.G. EDWARDS & SONS, INC.]

Container Corporation of America
Jefferson Smurfit Centre
8182 Maryland Avenue
St. Louis, MO 63105

Dear Sirs:

     This letter will confirm that Container Corporation of America ('CCA') has engaged A.G. Edwards & Sons, Inc. ('Edwards') to serve as the 'qualified independent underwriter' (as such term is defined in Section 2(1) of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. (the
'NASD'), with respect to the Registration Statement on Form S-2 (the 'Registration Statement') of CCA covering the sale of % Series A Senior Notes
due 2004 and    % Series B Senior Notes due 2002.

     As CCA has requested, we will perform the functions of a qualified independent underwriter, including participation in the preparation of the Registration Statement, performance of due diligence and recommendation of the minimum yield at which the Securities can be offered to the public. Upon completion of our assignment, we will be prepared to issue a certificate and a pricing opinion, substantially in the forms attached hereto.

     The fee for our services as qualified independent underwriter will be an amount agreed upon among us. We understand that CCA will pay our fee and our out of pocket expenses. We also understand that you will request that the services of Sherman & Sterling be available to us in our capacity as qualified independent underwriter without charge to us.

     We will require indemnification from CCA. A copy of our standard form of indemnification is enclosed for your review and signature.

     We look forward to working with you on this assignment, and if the terms of this agreement are satisfactory to you, please sign the enclosed copy of this letter and return it to me.

                                          Sincerely,
                                          /s/ DOUGLAS E. REYNOLDS
                                          Douglas E. Reynolds
                                          Vice President

Agreed to and Accepted
CONTAINER CORPORATION OF AMERICA
By:    /s/ PATRICK J. MOORE
Date:  April 7, 1994
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
                                          April 4, 1994

A.G. Edwards & Sons, Inc.
One North Jefferson Avenue
St. Louis, MO 63103

                                          Container Corporation of America
                                             % Series A Senior Notes Due 2004
                                             % Series B Senior Notes Due 2002

Gentlemen:

     A.G. Edwards & Sons, Inc. ('Edwards') is being engaged by Container Corporation of America ('CCA') to act in accordance with the letter agreement dated April 4, 1994 attached hereto (the 'Letter Agreement').

     In connection with said engagement, CCA agrees to indemnify, defend and hold harmless Edwards, its directors, officers, employees, representatives or agents and each person, if any, who controls Edwards within the meaning of either  Section  15 of  the Securities  Act of 1933, as amended  (the 'Act'), or
Section 20 of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'; each of Edwards and such persons being, individually, an 'Indemnified Party' and, collectively, the 'Indemnified Parties'), from and against any loss, expense, liability or claim (including any reasonable investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (as defined below) or the Prospectus (as defined below), as amended or supplemented, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such loss, expense, liability or claim is caused by any such untrue statement or omission based upon information furnished to CCA or Morgan Stanley & Co. Incorporated in writing by Edwards expressly for use therein, or (ii) Edwards' activities under the Letter Agreement, except insofar as any such loss, expense, liability or claim is found in final judgment in a court of competent jurisdiction to have arisen solely out of willful misconduct or gross negligence of Edwards. In connection with the foregoing clause (i), CCA hereby acknowledges that the statements set forth under the heading 'The Underwriter' in the Prospectus insofar as such statements relate to Edwards constitute the only information furnished in writing by Edwards for use in the Prospectus. As used in this letter, the term 'Registration Statement' means the registration statement on Form S-2 (including the related preliminary prospectuses, financial statements, exhibits and all other documents filed or to be filed as part thereof or incorporated therein) for the registration of the offer and sale of certain % Series A Senior Notes due 2004 and % Series B Senior Notes due 2002 of CCA under the Act filed with the Securities and Exchange Commission, as amended (including information (if any) deemed to be part of the Registration Statement at the time of effectiveness pursuant to Rule 430A under the Act); the term 'Prospectus' means the prospectus in the form first used to confirm sales of the Securities.

     If any proceeding for which indemnification is available under the preceding paragraph (including any governmental investigation) is brought against any Indemnified Party, such Indemnified Party shall promptly notify CCA in writing of the institution of such proceeding and CCA, upon request of the Indemnified Party, shall assume the defense of such proceeding including the employment of counsel and payment of expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) CCA and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) CCA shall not have employed counsel to have charge of the defense of such proceeding or (iii) the named parties to any such
proceeding  (including  any  impleaded   parties)  include  both   CCA  and  the
Indemnified Party and representation of both parties by the same counsel would, in the reasonable opinion of CCA's counsel, be inappropriate due to actual or potential differing interests between them (in which case CCA shall not have the right to direct the defense of such proceeding on behalf of the Indemnified Party or Parties), in any of which events such reasonable fees and expenses shall be borne by CCA (it being understood, however, that CCA shall not be liable for the expenses of more than one separate counsel in any one proceeding or series of related proceedings in the same jurisdiction representing the Indemnified Parties who are parties to such proceeding). Anything in this letter to the contrary notwithstanding, CCA shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld.
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     If the indemnification  provided for in  this letter is  unavailable to  an
Indemnified Party in respect of any losses, expenses, liabilities or claims referred to herein, then CCA, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by CCA on the one hand and Edwards on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also, if applicable, the relative fault of CCA on the one hand and Edwards on the other in connection with the statements or omissions in the Registration Statement or the Prospectus (as amended or supplemented) which resulted in such losses, expenses, liabilities or claims as well as any other relevant equitable considerations. The relative benefits received by CCA on the one hand and Edwards on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities (net of underwriting discounts and commissions but before deducting expenses) received by CCA bear to the fee paid to Edwards by CCA pursuant to the Letter Agreement. The relative fault of CCA on the one hand and of Edwards on the other shall be determined by reference to, if applicable and among other things, whether the untrue or alleged untrue statement of a material fact in the Registration Statement or the Prospectus (as amended or supplemented), or the omission or alleged omission to state therein a material fact, relates to information supplied by CCA or by Edwards and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     CCA and Edwards agree that it would not be just and equitable if contribution pursuant to this letter were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

     Notwithstanding the provisions of this letter, Edwards shall not be required to contribute any amount in excess of the amount of the fee it receives, as set forth in the Letter Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. CCA agrees that all reasonable expenses incurred by an Indemnified Party which are payable by CCA pursuant to the indemnification or contribution provisions of this letter will be reimbursed by CCA to such Indemnified Party as they are billed to CCA.

     The indemnity and contribution agreements contained in this letter and the representations, warranties and covenants of CCA contained in the Letter Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of Edwards, or any person who controls Edwards within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, or by or on behalf of CCA, its directors and officers or any person who controls CCA within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and shall survive any termination of this Letter Agreement or the issuance and delivery of the Securities. Each of CCA and Edwards agrees promptly to notify the other party hereto of the commencement of any litigation, or proceeding against it and, in the case of CCA, against any of CCA's officers and directors, in connection with (i) the offering and sale of the Securities or (ii) the Registration Statement or the Prospectus.

     Please confirm your agreement hereto by signing and returning the attached copy of this letter.

                                          Sincerely,
                                          CONTAINER CORPORATION OF AMERICA

                                                /s/ PATRICK J. MOORE
                                          By:  .................................
                                          Name: Patrick J. Moore
                                          Title: Vice President and Treasurer

Confirmed and agreed to as of
the date first above written:

A.G. EDWARDS & SONS, INC.

By:  /s/ DOUGLAS E. REYNOLDS
     ..................................
     Name: Douglas E. Reynolds
     Title: Vice President

                    [LETTERHEAD OF A.G. EDWARDS & SONS, INC.]

                                                                   April 4, 1994

Container Corporation of America
Jefferson Smurfit Centre
8182 Maryland Avenue
St. Louis, MO 63105

Dear Sirs:

This is to confirm that the amount we have agreed upon between us for our services as the qualified independent underwriter with respect to the Registration Statement on Form S-2 of Container Corporation of America ('CCA') covering the sale of % Series A Senior Notes due 2004 and % Series B Senior Notes due 2002 (collectively with the % Series A Senior Notes due 2004, the 'Senior Notes') by CCA will be $175,000. Additionally, our out-of-pocket expenses will be reimbursed by CCA.

It is our understanding that the aggregate principal amount of the Senior Notes to be issued is not expected to exceed $400 million.

The engagement letter dated April 4, 1994 contains the other provisions of our agreement. If the above is satisfactory to you, would you please sign the copy of this letter and return it to me.

                                          Sincerely,

                                          /s/ DOUGLAS E. REYNOLDS

                                          Douglas E. Reynolds
                                          Vice President

Agreed to and Accepted
CONTAINER CORPORATION OF AMERICA

By:   /s/ PATRICK J. MOORE
Date: April 7, 1994